PARKERVISION CLOSES SALE OF
COMMON STOCK AND WARRANTS

Jacksonville, Fla., November 3, 2010 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the closing of its previously announced offering of 8,582,602 shares of its common stock and 4,291,298 warrants at a price of $0.5085 for each combination of one share and 0.5 warrants, in a registered offering primarily to institutional investors, including Special Situations Funds as the lead investor.  The warrants have an exercise price of $0.5352 per share and are exercisable during the five-year period commencing on the date of issuance.

Hudson Securities, Inc., a subsidiary of Hudson Holding Corporation  (OTCBB: HDHL.OB), acted as the exclusive placement agent for the offering.

Net proceeds from sale of the shares and warrants, after deducting the placement agent’s fees and other offering expenses, are expected to be approximately $3.9 million.  The Company plans to use the net proceeds from the offering for working capital and for other general corporate purposes, including funding its research and sales and marketing activities.

The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on January 5, 2009. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Hudson Securities, Inc. at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, or by calling (201) 680- 7389.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock or the warrants, nor shall there be any sale of the shares of common stock or warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares and warrants under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2009, and the Forms 10-Q for the quarters ended March 31 and June 30, 2010. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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